Exhibit 10.13
RHC HOLDINGS, L.P.
LONG-TERM UNIT EQUITY APPRECIATION RIGHTS PLAN
ARTICLE I
PURPOSE
     The purpose of the Plan is to (a) attract and retain management; (b) motivate Participants to achieve long-range goals of the Company and its Affiliates; (c) provide compensation competitive with similar businesses; and (d) to promote the long-term growth in value of the Company.
ARTICLE II
PARTICIPATION
     Each participant (the “Participant”) selected by the Committee shall be a key management employee of the Company or its Affiliates.
ARTICLE III
RIGHTS
     Section 3.01 Right. A Rights Award under this Plan shall be in the form of an equity appreciation right (“Right”) entitling the Participant to receive, with respect to his or her Vested Rights, cash or Notes, at the Company’s option, in an amount equal to the excess of (a) the Fair Market Value of each Right at the date of exercise over (b) the Issue Price of such Right.
     Section 3.02 Issue Price. The “Issue Price” of a Right under the Plan shall be established by the Committee or shall be determined by a method established by the Committee at the time of the grant of the Rights Award to the Participant.
     Section 3.03 Exercise. Subject to the terms and conditions herein, if the exercise of any Rights occurs outside the Exercise Period, for any reason other than death or Disability, the effective date of such exercise shall be deemed to be the first day of the next Exercise Period. However, if the exercise of any Rights occurs because of the Participant’s death or Disability, subject to the terms and conditions herein, the effective date of such exercise shall be the date of exercise. Exercise of a Right shall not be effective until the Committee receives written notice of exercise.
     Section 3.04 Settlement of Rights. A Right shall be subject to such conditions, restrictions and contingencies as the Committee may establish in the applicable Rights Award. Settlement of a Rights Award will be made in cash or Notes, at the Company’s option.
     Section 3.05 Vesting. Each Right of a Participant shall become fully vested upon the Participant’s Separation due to Disability or death. In the event a Participant’s Separation is for any reason other than Disability or death, such Participant shall be entitled to payment only for his or her Rights that vested prior to the Participant’s Separation. The Committee shall prescribe the vesting schedule governing the vesting of Rights under each Participant’s Rights Award.
     Section 3.06 Forfeiture. Notwithstanding any other Plan provision to the contrary, all of a Participant’s Rights shall be immediately forfeited and terminated upon Separation for Cause.

     Section 3.07 Term. The term of each Right shall be ten (10) years, unless terminated earlier. At the end of its term, an unexercised Right shall automatically terminate and cease to be exercisable. The Committee shall have the right to extend the term of each Right.
ARTICLE IV
ADMINISTRATION
     Section 4.01 Effective Date. The Plan shall be effective as of January 1, 2003 (the “Effective Date”).
     Section 4.02 Rights Subject to Plan. Rights granted under the Plan shall be subject to the following:
          (a) The maximum number of Rights granted under the Plan shall be determined from time to time by the Committee.
          (b) To the extent Rights are forfeited, canceled, expire without exercise, or payment in respect thereof is not required to be made by, or is returned to, the Company, such Rights shall not be counted toward the maximum number of Rights granted under the Plan.
          (c) In the event of a partnership transaction involving the Company or its Affiliates (including, without limitation, any recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of ownership interests in the Company), the Committee may, in its discretion, adjust any Rights theretofore granted to preserve the benefits or potential benefits of the granting of such Rights. Action by the Committee may include: (i) adjustment of the number and kind of Rights awarded under the Plan; (ii) adjustment of the Issue Price of outstanding Rights Awards; and (iii) any other adjustments that the Committee determines to be equitable.
     Section 4.03 Tax Withholding. All distributions of cash under the Plan are subject to withholding and the Company shall withhold all applicable taxes with respect to distributions under the Plan.
     Section 4.04 Transferability. Except as provided by the Plan and the Committee, Rights granted under the Plan are nontransferable.
     Section 4.05 Forms and Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, consistent with the terms of the Plan, as the Committee shall require.
     Section 4.06 Agreement with Company. A Right granted under the Plan shall be subject to such terms and conditions, consistent with the Plan, as the Committee shall, in its sole discretion, prescribe. The terms and conditions of a Right awarded to any Participant shall be reflected in such form of written document as is determined by the Committee which shall specifically reference the Plan. A copy of such document shall be provided to the Participant, and the Committee may, but need not require that the Participant sign such document. Such document is referred to in the Plan as a “Rights Award”.
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     Section 4.07 Action by Company. Any action required or permitted to be taken by the Company shall be by resolution of its partners (as applicable), or by action of the general partner who is authorized to act for the partners or by a duly authorized officer thereof.
     Section 4.08 Limitation of Implied Rights.
          (a) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or its Affiliates whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or its Affiliates, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to amounts, if any, payable under the Plan, unsecured by any assets of the Company or its Affiliates, in accordance with the Plan and the related Rights Award, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company shall be sufficient to pay any benefits to any person. A Rights Award shall not entitle a Participant to any voting rights or any other partnership rights with respect to such Rights. Nothing in this Plan is intended to confer any partnership rights upon any Participant.
          (b) The Plan does not constitute a contract of employment or engagement as an employee or independent contractor, and selection as a Participant will not give any participating employee, consultant or other party the right to be retained in the employ of the Company or its Affiliates or to be a consultant or contractor of the Company or its Affiliates or create any other commitment or obligation of the Company or its Affiliates, nor any right or claim to any benefit under the Plan or any Rights Award, unless such right or claim has specifically accrued under the terms of the Plan and the related Rights Award. No Rights under the Plan shall confer upon the holder thereof any rights as a partner of the Company or any of its Affiliates.
     Section 4.09 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.
ARTICLE V
TERMINATION AND PAYMENT
     Section 5.01 Termination of Right. If a Participant’s Separation from employment is for any reason other than death or Disability, the Participant shall have the right for sixty (60) days after the date of such Participant’s Separation to exercise any Rights awarded to such Participant under the Plan. If a Participant’s Separation from employment is due to Disability, the Participant (or his or her personal representative) shall have the right for ninety (90) days from the date of his Separation to exercise any Rights awarded to such Participant. If a Participant’s Separation from employment is due to death, the Participant’s beneficiary shall have the right for ninety (90) days after the date of Participant’s death to exercise any Rights awarded to the deceased Participant under the Plan. At the expiration of such applicable period, any Rights awarded to the Participant under the Plan shall terminate, expire, and otherwise cease to be exercisable.
     Section 5.02 Payments. A Vested Right may be settled through cash payments or Note at the Company’s option. The Note shall not be for more than a ten (10) year term, bearing
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interest at the prime rate as reported in the Wall Street Journal from time to time, with principal and interest being payable in quarterly installments. The date of payment or issuance of the Note shall be the later of fifteen (15) business days following the issuance of audited financial statements covering the last period for which the valuation is calculated or 15 business days following the date of exercise. A Rights settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. The Committee may permit or require the deferral of any Rights payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest. Notwithstanding the foregoing, if a payment under the Plan or a Note will cause the Company or any of its Affiliates to violate any provisions of applicable law, their respective organizational documents, or any agreement to which they are a party, such payment shall be delayed until such time as the payment can be made. The amount of any payment that is so delayed shall earn interest as provided above until such time as the payment is made. Such payment shall be made as soon as practicable after the restriction is removed or otherwise eliminated.
     Section 5.03 Change in Control. Notwithstanding the preceding provisions of this Plan, in the event of a Change in Control, all Rights shall be deemed vested as of the date immediately prior to the Change in Control, and all Rights shall be payable at the same time and manner, to the extent possible, as the selling partners receive consideration for the sale of their interests in the Company.
     Section 5.04 Release. If the exercise of Vested Rights occurs in connection with a Separation other than death or Disability, any payment with respect to such Rights to any person shall be in full satisfaction of all claims hereunder against the Plan, and, in addition, the Company may require such person, as a condition precedent to receiving payment as provided herein, to execute a receipt and release therefore in such form as determined by the Committee, in its sole discretion.
ARTICLE VI
SOURCE OF PAYMENT
     Payments with respect to any Rights granted under this Plan shall be made only from the general assets of the Company. No special or separate fund or segregation of assets shall be made to assure such payment in such a way as to make this Plan a “funded” plan for purposes of ERISA or the Code. The Company may, in its sole discretion, establish a bookkeeping reserve to meet its obligations under the Plan. For purposes of the Code, the Company intends this Plan to be an unfunded, unsecured promise on the part of the Company to pay in the future.
     Nothing contained in the Plan shall create or be construed to create a trust of any kind, and nothing contained in the Plan, nor any action taken pursuant to the provisions of the Plan, shall create or be construed to create a fiduciary relationship between the Company, on the one hand, and a Participant, beneficiary, employee or other person, on the other. To the extent that any person acquires a right to receive payment from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.
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ARTICLE VII
COMMITTEE
     Section 7.01 Administration. The Company shall designate from time to time, a committee (the “Committee”) to administer the Plan. No member of the Committee, while serving as a Committee member, shall be eligible to receive a Rights Award under the Plan. Subject to the provisions of the Plan, the Committee shall have exclusive power and authority to determine: (a) the employees to be awarded Rights under the Plan; (b) the terms of the Rights to be granted to selected employees; (c) the time or times when Rights will be awarded; (d) whether Participants shall receive single or different classes of Rights; (e) the time or times, and the conditions, subject to which any amounts may become payable with respect to Rights awarded; (f) the payment of Rights in cash, notes, or a combination thereof; and (g) to prescribe the form of the instrument evidencing any Rights awarded under the Plan. Rights awarded under the Plan may be based upon such considerations as the Committee may deem appropriate including, but not limited to, the results of operations of the Company, its Affiliates and one or more of its groups, divisions or business divisions thereof, length of participation and may be different for different Participants. Decisions and determinations by the Committee shall be final and binding upon all parties, including partners, Participants and other employees. The Committee shall have the authority to interpret the Plan, and to make any other determinations that it believes necessary or advisable for the administration of the Plan.
     Section 7.02 Information to Be Furnished to Committee. The Company shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company as to an employee’s or Participant’s employment (or other provision of services), termination of employment (or cessation of the provision services), leave of absence, reemployment and compensation shall be conclusive on all persons. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.
ARTICLE VIII
AMENDMENT AND TERMINATION
     The Company may, at any time, amend or terminate the Plan; provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if not living, his or her beneficiary), adversely affect the Rights of any Participant under the Plan prior to the date such amendment is adopted; provided that adjustments pursuant to subject to Section 4.02(c) shall not be subject to the foregoing limitations of this Article VIII.
ARTICLE IX
DEFINED TERMS
     In addition to the other definitions contained herein, the following definitions shall apply:
          (a) “Affiliate”. “Affiliate” means any firm, corporation, limited liability company, partnership, joint venture, trust or other entity during any period in which at least a fifty percent (50%) ownership interest is owned, directly or indirectly, by the Company, by any entity that is a successor to the Company.
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          (b) “Cash”. “Cash” means any cash or cash equivalents as reported in the audited financial statements of Western.
          (c) “Cause”. “Cause” means (1) the Participant’s (A) violation of any agreement with the Company or its Affiliates (including without limitation the Rights Award, or any non-competition or confidentiality agreement), (B) failure or refusal to perform his or her duties (except when prevented by illness or disability); (C) misconduct, negligence, fraudulent or illegal action, (D) violation of the rules of behavior of the Company or its Affiliates, (E) fraud or material misrepresentation that materially and adversely affects the Company or its Affiliates; or (2) conviction of the Participant of any crime involving moral turpitude, all as determined by Committee in their discretion.
          (d) “Change in Control”. “Change in Control” means a change in the beneficial ownership of the Company’s ownership or a change in the general partner of the Company which occurs as follows:
          (i) Any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the “1934 Act”), other than Company, the general partner of Company, the partners, owners of the general partner of the Company, or their Affiliates, is or becomes a beneficial owner, directly or indirectly, of ownership interests in the Company representing fifty percent (50%) or more of the total ownership interests in the Company.
          (ii) For the purposes of this definition, the members of the Immediate Family of partners of the Company on the date of adoption of the Plan shall be considered a single person and no transaction among them, entities owned by them, or trusts or similar entities that hold ownership interest in Company for their benefit shall constitute a Change in Control.
          (e) “Code”. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code and any applicable Regulations thereunder.
          (f) “Company”. “Company” means RHC HOLDINGS, L.P., a Delaware limited partnership.
          (g) “Debt”. “Debt” means Western’s bona fide indebtedness to third-party financial institutions as reported in its audited financial statements.
          (h) “Disability”. Except as otherwise provided by the Committee, the Participant shall be considered to have a “Disability” during the period in which the Participant is unable, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, which condition, in the opinion of a physician selected by the Committee, is to have a duration of more than one hundred eighty (180) days.
          (i) “Eligible Individual”. The term “Eligible Individual” shall mean any employee of the Company or its Affiliates and any consultant or other person providing services to the Company or its Affiliates who is identified and recommended by the Committee, in its sole discretion, to participate in the Plan. A Rights Award may be granted to an Eligible
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Individual, in connection with hiring, engagement, retention or otherwise, prior to the date the Eligible Individual first performs services for the Company or its Affiliates; provided that such Rights Awards shall not become vested prior to the date the first Eligible Individual first performs such services.
          (j) “ERISA”. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          (k) “Exercise Period”. “Exercise Period” means the second quarter of the Company’s fiscal year.
          (l) “Fair Market Value”. The “Fair Market Value” of a Right as of any date shall be determined as follows:
          (i) The Fair Market Value of a Right shall be Value multiplied by .001% on the applicable date. “Value” means four times the average annual EBITDA of Western Refining Company, LP (“Western”) for the prior thirty-six (36) months ended the end of its fiscal year immediately preceding the date for which the calculation is made plus its Cash minus its Debt at the end of such fiscal year.
          (ii) “EBITDA” shall mean, for any period, the sum of Western’s net income (excluding nonrecurring income or gain), interest expense, taxes on income, depreciation and amortization (to the extent deducted in the determination of net income and without duplication).
          (m) “Immediate Family”. The term “Immediate Family” of any person means such person’s spouse, parents, children, stepchildren, adoptive relationships, sisters, brothers and grandchildren, (and, such person).
          (n) “Participant”. A “Participant” is a person who receives a Rights Award.
          (o) “Plan”. “Plan” means the Company’s Long-Term Equity Appreciation Rights Plan.
          (p) “Right”. “Right” means the right to receive cash or Notes under this Plan.
          (q) “Rights Award”. “Rights Award” means any award of Rights granted under the Plan.
          (r) “Separation”. “Separation” means a person’s ceasing to be an employee of the Company or its Affiliates by reason of a termination of employment for any reason.
          (s) “Vested”. “Vested” means the nonforfeitable Rights of a Participant under the Plan.
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ARTICLE X
GENERAL PROVISIONS
     Section 10.01 No Assignment. During the Participant’s lifetime, payments with respect to any Rights awarded under the Plan may be paid only to the Participant or his legal representative. No assignment or transfer of Rights awarded under the Plan, whether voluntary or involuntary, by operation of law or otherwise, except a transfer by will or the laws of descent or distribution, or as the Committee may, in its sole discretion, deem proper, shall be effective to transfer any interest or right whatsoever in such Rights to the assignee or transferee.
     Section 10.02 Incapacity. If the Committee finds that any Participant or beneficiary is unable to care for his affairs because of illness or accident, any payment due shall be made to the Participant’s duly appointed guardian or other legal representative. Any such payment shall be a complete discharge of the liabilities of the Company under the Plan.
     Section 10.03 Information Required. Each Participant shall file with the Committee such pertinent information concerning the Participant and his or her beneficiary as the Committee may specify, and no Participant or beneficiary or other person shall have any rights or be entitled to any benefits under the Plan unless such information has been filed by the Participant.
     Section 10.04 Participant Communications. All designations, requests, notices, instructions and other communications from a Participant, beneficiary or other person to the Committee required or permitted under the Plan shall be in such form as is prescribed from time to time by the Committee, shall be mailed by first-class mail or delivered to such location as shall be specified by the Committee, and shall be deemed to have been given and delivered only upon actual receipt by the Committee at such location.
     Section 10.05 Notices by Committee. All notices, statements, reports and other communications from the Committee to any employee, Eligible Individual, Participant, beneficiary or other person required or permitted under the Plan shall be deemed to have been duly given when delivered to, or when mailed first-class mail, postage prepaid and addressed to, such employee, Eligible Individual, Participant, beneficiary or other person at the address last appearing on the records of the Company.
     Section 10.06 No Liability for Good Faith Determinations. Neither the partners of the Company nor the Committee (nor their respective delegates) shall be liable for any act, omission, or determination taken or made with respect to the Plan which is not judicially determined to be due to willful misconduct, and partners of the Company and the Committee (and their delegates) shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage, or expense (including attorneys’ fees, the costs of settling any suit, provided such settlement is approved by independent legal counsel selected by the Company and amounts paid in satisfaction of a judgment, except a judgment based on a finding of willful misconduct) arising therefrom to the full extent permitted by law and under any partners’ and officers’ liability, or similar insurance coverage, that may from time to time be in effect.
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     Section 10.07 Severability. In case any one or more of the provisions contained in this Plan shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions in this Plan shall not in any way be affected or impaired.
     Section 10.08 Captions and Gender. The captions preceding the Articles and Sections of this Plan have been inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provisions of this Plan. When the context admits or requires, words used in the masculine gender shall be construed to include the feminine, the plural shall include the singular, and the singular shall include the plural.
     Section 10.09 Arbitration. Any legal or equitable claims or disputes, arising out of or in connection with the Plan or any Rights Award Agreement entered into under this Plan, shall be resolved by binding arbitration; provided, however, that action by the Company or its Affiliates to enforce any non-competition agreement shall be excluded from the mandatory arbitration provisions of this Section. The arbitration proceedings shall be conducted in Texas in accordance with the Employment Dispute Resolution Rules (“EDR Rules”) of the American Arbitration Association (“AAA”) in effect at the time a demand for arbitration is made. A Participant is entitled to representation by an attorney throughout the proceedings at his own expense; however, the Company agrees not to use an attorney in the arbitration hearing if the Participant agrees to the same.
     One arbitrator shall be used and chosen by mutual agreement of the parties. If, within thirty (30) days, no arbitrator has been chosen, an arbitrator shall be chosen from a list or lists of proposed arbitrators submitted by the AAA pursuant to its EDR Rules, except that: (a) the number of peremptory strikes shall not be limited; and (b) if the parties fail to select an arbitrator from one or more lists within sixty (60) days after the Participant notifies the Company of an arbitrable dispute, AAA shall have the power to appoint the arbitrator. The arbitrator shall coordinate, and limit as appropriate, all pre-arbitral discovery, which shall include document production, information requests, and depositions. The arbitrator shall issue a written decision and award stating the reasons therefore. The decision and award shall be final and binding on the parties, their heirs, executors, Committees, successors, and assigns. The costs and expenses of the arbitration shall be borne evenly by the parties.
     Section 10.10 Choice of Law. The Plan and all rights under this Plan shall be governed by and construed in accordance with Delaware law and venue for any action regarding the Plan shall lie in Texas.
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     IN WITNESS WHEREOF, the Company has executed this Plan as of this 25th day of August, 2003.

RHC HOLDINGS, L.P.

By:	WRC Refining Company, its General Partner

By:	/s/ Paul Foster Name: Paul Foster Title: President
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